EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146100-02 on Form S-3ASR of our report dated February 22, 2010, relating to the consolidated financial statements and financial statement schedule of Nevada Power Company, appearing in this Annual Report on Form 10-K of Nevada Power Company for the year ended December 31, 2009.

Las Vegas, Nevada
February 22, 2010